Exhibit 99.1

NEWS RELEASE

IR Contact:	PR Contact:
Bob Gray	Jeff Fox
Valence Technology, Inc. 512.527.2921 investor@valence.com	The Blueshirt Group 415.828.8298 jeff@blueshirtgroup.com

Valence Technology Regains Compliance with NASDAQ

Minimum Bid Price Requirements

AUSTIN, Texas, October 11, 2010 (BUSINESS WIRE) -- Valence Technology, Inc. (NASDAQ: VLNC), a leading U.S.-based developer and manufacturer of advanced energy storage solutions, today announced that it has regained compliance with the minimum bid price requirement of NASDAQ Listing Rule 5550(a)(2). On October 11, 2010, Valence received a letter from The NASDAQ Stock Market confirming that the closing bid price of the company's common stock has been at $1.00 per share or greater for at least 10 consecutive business days.

On June 29, 2010, Valence received written notice from The NASDAQ Stock Market indicating that the company was not in compliance with the $1.00 minimum bid price requirement for continued listing on the NASDAQ Capital Market, as set forth in Listing Rule 5550(a)(2). The company was provided a 180-day grace period, scheduled to end December 27, 2010, to regain compliance with the Listing Rule. As a result of Valence having satisfied the minimum bid price requirement for at least 10 consecutive business days, this matter is now closed.

About Valence Technology, Inc.

Valence Technology is a global leader in the development and manufacture of safe, long-life lithium iron magnesium phosphate advanced energy storage solutions and integrated command and control logic. Headquartered in Austin, Texas, Valence enables and powers some of the world’s most innovative and environmentally friendly applications, ranging from commercial electric vehicles to industrial and marine equipment. Valence Technology today offers a proven technology and manufacturing infrastructure that delivers ISO-certified products and processes that are protected by an extensive global patent portfolio. In addition to the corporate headquarters in Texas, Valence Technology has its Research & Development Center in Nevada, its Europe/Asia Pacific Sales office in Northern Ireland and global fulfillment centers in North America and Europe. Valence Technology is traded on the NASDAQ Capital Market under the ticker symbol “VLNC.” For more information, visit www.valence.com.

SOURCE: Valence Technology, Inc.

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